Pricing Supplement #7 dated November 5, 2003	Rule 424(b) (3)
(To Prospectus dated January 24, 2002 and	File No. 333-71324
Prospectus Supplement dated May 29, 2002)

NIKE, Inc.

Medium-Term Notes — Fixed Rate

     We are hereby offering to sell Notes having the terms specified below to you with the assistance of: ☒ Deutsche Bank Securities Inc. and ☐ Other:         , acting as: ☐ principal ☒ agent, at: ☐ varying prices related to prevailing market prices at the time of resale ☒ a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $20,000,000	Original Issue Date: November 7, 2003

Agent’s Discount or Commission: .625%	Stated Maturity Date: October 15, 2015

Nets Proceeds to Company: $19,961,594.44	Interest Payment Date(s): April 15th and October 15th

Interest Rate: 5.15% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Stated Maturity Date.
☐	The Notes may be redeemed at the option of the Company prior to the Stated Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.
☐	The Notes shall be redeemed by the Company prior to the Stated Maturity Date (see attached)

Repayment:

☒	The Notes may not be repaid prior to the Stated Maturity Date.
☐	The Notes may be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Option Repayment Date(s):

Currency:

Specified Currency: United States dollars. (If other than U.S. dollars, see attached)
Minimum Denominations: (Applicable only if Specified Currency is other than U.S. dollars)
Exchange Rate Agent: (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐
      Issue Price:    %

Form:       ☒ Book-Entry        ☐Certificated

Other Provisions: